EXHIBIT 4(h)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102


           HIGHEST ANNIVERSARY VALUE DEATH BENEFIT SCHEDULE SUPPLEMENT

Annuity Number:    [001-00001]

Effective Date of the Rider:  [Issue Date of the Annuity]

Rider Death Benefit Target Date:

     [One Owner: [Later of the Annuity anniversary coinciding with or next following the current Owner's [80]th birthday or the [5]th Annuity anniversary following the Effective Date of the Rider]

     More than One Owner: [Later of the Annuity anniversary coinciding with or next following the older current Owner's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

     The Owner is not a natural person: [Later of the Annuity anniversary coinciding with or next following the current Annuitant's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

Frequency of each Anniversary:  [One year]

Charge for the Rider:  [Assessed daily at the annual rate of [0.25]%]

[Charge for the Rider that would apply if no other Options were elected:
[0.35]%]

Termination:  [Elective termination is not available.]